Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 10 to the Registration Statement of Resource Apartment REIT III, Inc. on Form S-11 (File No. 333-207740) of (i) our report dated May 25, 2018, with respect to the statement of revenues and certain expenses of Tramore Village for the year ended December 31, 2017 included in the Current Report on Form 8-K/A filed with the SEC on May 25, 2018; (ii) our report dated October 17, 2018, with respect to the statement of revenues and certain expenses of The Park at Kensington for the year ended December 31, 2017 included in the Current Report on Form 8-K/A filed with the SEC on October 17, 2018, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Baker Tilly Virchow Krause, LLP

Chicago, Illinois

November 29, 2018